ISIN: US90275C7487
Public
Call Warrants Linked to the JPX-Nikkei Index 400
Distributed through J.P. Morgan
Securities LLC
Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-204908
Dated August 11, 2015

Call Warrants Linked to the JPX-Nikkei Index 400
Indicative Terms
Hypothetical Return Profile Upon Expiration of Your Warrants
Index
JPX-Nikkei Index 400
Index Starting Level
[ ]
Premium/Initial Investment
$136.50 per Warrant, representing 13.65% of the notional amount per Warrant
Notional Amount
$1,000.00 per Warrant
Term
3 years
Investor Suitability / Risk Considerations
3 Year Index
Return
Warrant Value at
Expiration
Gain/Loss on Warrant
Warrant Total Return
40.00%
$400.00
$263.50
193.04%
    Investing in the Warrants involves significant risks:
35.00%
$350.00
$213.50
156.41%
    The Warrants are leveraged investments that involve a high degree of risk; you may
30.00%
$300.00
$163.50
119.78%
    lose all or a substantial portion of your investment
25.00%
$250.00
$113.50
83.15%
    The index return must exceed 13.65% for you to receive a positive return
20.00%
$200.00
$63.50
46.52%
    If the index level does not appreciate from the trade date to the expiration date, the
15.00%
$150.00
$13.50
9.89%
    Warrants will expire worthless and you will lose all of your initial investment
13.65%
$136.50
$0.00
0.00%
10.00%
$100.00
-$36.50
-26.74%
    receiving any dividends paid on any index constituent stocks
5.00%
$50.00
-$86.50
-63.37%
    You are willing to hold the Warrants until the expiration date
0.00%
$0.00
-$136.50
-100.00%
    You are approved for trading options with your broker-dealer including
-5.00%
$0.00
-$136.50
-100.00%
    the purchase of call options and understand the risks inherent in an
-10.00%
$0.00
-$136.50
-100.00%
   investment in the Warrants (including the risks of trading options)
-15.00%
$0.00
-$136.50
-100.00%
    You assume the credit risk of UBS AG for all payments under the Warrants
-20.00%
$0.00
-$136.50
-100.00%
    The level of the index can rise or fall sharply due to numerous factors
-25.00%
$0.00
-$136.50
-100.00%
    You seek increased sensitivity to the market risk of the index and can tolerate
-30.00%
$0.00
-$136.50
-100.00%
    fluctuations in the price of the Warrants prior to the expiration date that will far exceed
-35.00%
$0.00
-$136.50
-100.00%
    the downside fluctuations in the level of the index
-40.00%
$0.00
-$136.50
-100.00%
    JPMorgan Chase Bank, National Association, J.P. Morgan Securities LLC and their
-45.00%
$0.00
-$136.50
-100.00%
    affiliates act as a placement agent
-50.00%
$0.00
-$136.50
-100.00%
    Additional risk factors with respect to the Warrants offering and the underlying market risk can be found in section "Risk Factors" of the respective Prospectus Supplement
    Please refer to the Preliminary Prospectus Supplement, Prospectus and Index
    Supplement for further details on risks, liquidity, prospective returns and other matters of interest. This Free Writing Prospectus and the Preliminary Prospectus Supplement must not be looked at in isolation and a decision with respect to  an investment in the Warrants must be taken in conjunction with all available documentation in reference to this offering.
Warrant Description
European-style, cash-settled call warrants (the “Warrants”), each linked to the performance of the JPX-Nikkei
Index 400.
Automatic Exercise
The Warrants will be automatically exercised on the expiration date if the index ending level is greater than the index starting level.  (You do not have the right to exercise your Warrants prior to the expiration date.)
Cash Settlement Amount
For each Warrant, an amount equal to the greater of (i) the notional amount per Warrant multiplied by the index return and (ii) zero.  The issuer will pay the cash settlement amount on the cash settlement payment date.
Payment upon Automatic Exercise
If the Warrants are automatically exercised, you will receive for each Warrant you own, the cash settlement amount on the cash settlement payment date. The index return must be greater than 13.65% for you to receive a positive return on your initial investment.
    You do not seek current income from your investment and are willing to forego
-100%
-
50%
0%
50%
100%
150%
200%
250%
300%
-
100%
-
80%
-
60%
-
40%
-
20%
0%
20%
40%
Total Return on Warrant at Maturity
Hypothetical Index Return
3 Year Index Return
Hypothetical
Index Return Versus Warrant Total Return
13.65%

Disclaimer
This material has been prepared by UBS AG, or an affiliate thereof ("UBS"). In certain countries UBS AG is referred to as UBS SA.
UBS has filed a registration statement (including a prospectus and an index supplement) with the Securities and Exchange Commission, or SEC, for the offering for which this prospectus supplement relates.  Before you invest, you should read the prospectus dated June 12, 2015 titled “Debt Securities and Warrants”, relating to our Warrants and the index supplement dated June 12, 2015, which contains information about certain indices to which particular categories of debt securities and warrants that we may offer, including the Warrants, may be linked and any other documents that UBS has filed with the SEC for more complete information about UBS.  You may obtain these documents for free from the SEC Website at www.sec.gov.  Our Central Index Key, or CIK, on the SEC Website is
0001114446.  Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.
This material is for distribution only under such circumstances as may be permitted by applicable law. It has no regard to the specific investment objectives, financial situation or particular needs of any recipient. It is published solely for informational purposes and is not to be construed as a solicitation or an offer to buy or sell any securities or related financial instruments. No representation or warranty, either express or implied, is provided in relation to the accuracy, completeness or reliability of the information contained herein, nor is it intended to be a complete statement or summary of the securities, markets or developments referred to in the materials.  It should not be regarded by recipients as a substitute for the exercise of their own judgement. Any opinions expressed in this material are subject to change without notice and may differ or be contrary to opinions expressed by other business areas or groups of UBS as a result of using different assumptions and criteria. UBS is under no obligation to update or keep current the information contained herein. UBS, its directors, officers and employees' or clients may have or have had interests or long or short positions in the securities or other financial instruments referred to herein and may at any time make purchases and/or sales in them as principal or agent. UBS may act or have acted as market-maker in the securities or other financial instruments discussed in this material. Furthermore, UBS may have or have had a relationship with or may provide or has provided investment banking, capital markets and/or other financial services to the relevant companies. Neither UBS nor any of its affiliates, nor any of UBS' or any of its affiliates, directors, employees or agents accepts any liability for any loss or damage arising out of the use of all or any part of this material.
Options, derivative products and futures are not suitable for all investors, and trading in these instruments is considered risky. Past performance is not necessarily indicative of future results. Foreign currency rates of exchange may adversely affect the value, price or income of any security or related instrument mentioned in this presentation. Prior to entering into a transaction you should consult with your own legal, regulatory, tax, financial and accounting advisers to the extent you deem necessary to make your own investment, hedging and trading decisions. Any transaction between you and UBS will be subject to the detailed provisions of the term sheet, confirmation or electronic matching systems relating to that transaction. Clients wishing to effect transactions should contact their local sales representative. Additional information will be made available upon request.
For financial instruments admitted to trading on an EU regulated market: UBS AG, its affiliates or subsidiaries (excluding UBS Securities LLC and/or UBS Capital Markets LP) acts as a market maker or liquidity provider (in accordance with the interpretation of these terms in the UK) in the financial instruments of the issuer save that where the activity of liquidity provider is carried out in accordance with the definition given to it by the laws and regulations of any other EU jurisdictions, such information is separately disclosed in this material.
United Kingdom and the rest of Europe: Except as otherwise specified herein, this material is communicated by UBS Limited, a subsidiary of UBS AG, to persons who are market counterparties or intermediate customers (as detailed in the FSA Rules) and is only available to such persons.  The information contained herein does not apply to, and should not be relied upon by, private customers.
UBS Limited is regulated by the FSA. France: Prepared by UBS Limited and distributed by UBS Limited and UBS Securities France S.A. UBS Securities France S.A. is regulated by the Autorité des
Marchés Financiers (AMF).  Where an analyst of UBS Securities France S.A.  has contributed  to this material, the material is also deemed to have been prepared by UBS Securities France S.A.
Germany: Prepared by UBS Limited and distributed by UBS Limited and UBS Deutschland AG. UBS Deutschland AG is regulated by the Bundesanstalt fur Finanzdienstleistungsaufsicht (BaFin).  Spain:
Prepared by UBS Limited and distributed by UBS Limited and UBS Securities España SV, SA. UBS Securities España SV, SA is regulated by the Comisión Nacional del Mercado de Valores (CNMV).
Turkey: Prepared by UBS Menkul Degerler AS on behalf of and distributed by UBS Limited. Russia: Prepared and distributed by the Moscow Representative Office of UBS Cyprus Moscow Limited.
Switzerland: These materials are distributed in Switzerland by UBS AG to persons who are institutional investors only.  Italy: Prepared by UBS Limited and distributed by UBS Limited and UBS Italia Sim
S.p.A.. UBS Italia Sim S.p.A. is regulated by the Bank of Italy and by the Commissione Nazionale per le Società e la Borsa (CONSOB).   Where an analyst of UBS Italia Sim S.p.A.  has  contributed  to this material, the material is also deemed to have been prepared by UBS Italia Sim S.p.A.. South Africa: UBS South Africa (Pty) Limited (Registration No. 1995/011140/07) is a member of the JSE
Limited, the South African Futures Exchange and the Bond Exchange of South Africa. UBS South Africa (Pty) Limited is an authorised Financial Services Provider. Canada: These materials are being distributed in Canada by UBS Securities Canada Inc., a subsidiary of UBS AG and a member of the principal Canadian stock exchanges & CIPF. Hong Kong: The materials relating to equities and other securities business, and related research, are being distributed in Hong Kong by UBS Securities Asia Limited. The material relating to corporate finance, foreign exchange, fixed income products and other banking business, and related research, are being distributed in Hong Kong by UBS AG, Hong Kong Branch.  Singapore: Distributed by UBS Securities Pte. Ltd or UBS AG, Singapore Branch.
Japan: The materials relating to equities, fixed income products, corporate finance and other securities business, and related research, are distributed in Japan by UBS Securities Japan Ltd. The materials relating to foreign exchange and other banking business, and related research, are distributed in Japan by UBS AG, Tokyo Branch.  Australia: These materials are distributed in Australia by
UBS AG (Holder of Australian Financial Services Licence No. 231087) and UBS Securities Australia Ltd (Holder of Australian Financial services Licence No. 231098).  New Zealand: These materials are distributed in New Zealand by UBS New Zealand Ltd.
© 2015 UBS. All rights reserved. UBS specifically prohibits the redistribution of this material and accepts no liability whatsoever for the actions of third parties in this respect.

3 Contact Information UBS Structuring 1285 Avenue of the Americas New York, NY 10019 Tel. +1 203-719-7777 www.ubs.com UBS Securities LLC is a subsidiary of UBS AG